Exhibit 10.4

Esports Entertainment Group, Inc.

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

July ___, 2019

VIA ELECTRONIC MAIL

Re: Waiver Letter – Securities Purchase Agreement and related documents

You are being sent this letter (this “Letter Agreement”) as an investor (“Investor”) in the November 2018 bridge offering (the “Offering”) by Esports Entertainment Group, Inc. (the “Company”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”), whereby the Company sold 5% Senior Convertible Notes (the “Notes”) and warrants to purchase common stock of the Company (the “Warrants” and together with the Securities Purchase Agreement and the Notes, the “Offering Documents”).

Potential investors have engaged the Company in preliminary discussions regarding investment in the Company and terms of a potential new bridge offering of notes and warrants are currently being discussed. Pursuant to the Offering Documents, however, the Company had agreed to covenants (i) granting the Investors a right of participation in a Subsequent Financing (as defined in the Securities Purchase Agreement); (ii) prohibiting the Company from entering into, creating, incurring, assuming or guaranteeing any indebtedness for borrowed money of any kind, without the prior written consent of the Investors holding at least 75% in principal amount of the then outstanding notes issued as part of the Offering; (iii) granting the Investors certain “piggy-back” registration rights in connection with the Company’s filing of a Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”); (iv) that it would purchase, within 60 days of the closing of the Offering, directors and officers insurance (“D&O Insurance”) on behalf of the Company’s (including its subsidiaries’) officers and directors for a period of 18 months after the close of the Offering; and (v) relating to current public information.

In furtherance of the foregoing, we are requesting that all Investors in the Offering agree to: (i) allow the Company to raise additional capital in an amount up to $1,000,000, in a new offering of notes and warrants having terms not more favorable to investors than those of the Offering (the “New Offering”) and waive compliance with certain items and potential defaults as described herein. Notwithstanding anything contained herein, you will be afforded the opportunity to invest in the New Offering.

In order to permit the New Offering to proceed expeditiously and to facilitate a successful public offering and uplisting of the Company’s common stock as contemplated in the Registration Statement defined below, the Company is requesting that all Investors deliver their agreement and consent with respect to (i) waiving their right of participation and notice requirements as set forth in Section 4.11 of the Securities Purchase Agreement; (ii) waiving the prohibition on the Company entering into and incurring indebtedness for borrowed money and to issue equity securities pursuant to the terms of the New Offering as set forth in Section 6 of the Notes; (iii) waiving any potential default with respect to the Company’s non-compliance with the “piggy-back” registration rights contained in Section 4.21 of the Securities Purchase Agreement, Section 8(k) of the Notes, and Section 5(o) of the Warrants as it pertains to Registration Statement No. 333-231167 filed by the Company with the SEC on May 2, 2019 as may be amended (the “Registration Statement”); (iv) waiving any potential default with respect to the Company’s failure to timely obtain and maintain D&O Insurance described in Section 4.23 of the Securities Purchase Agreement; (v) waiving any potential default with respect to the Company’s breach of Section 4.2 of the Securities Purchase Agreement as it relates to the late filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2019 and (vi) waiving any and all additional potential defaults known or unknown with respect to the Company’s compliance with any covenant or agreement contained in any of the Offering Documents through the date hereof (the foregoing items collectively, the “Waiver Items”).

In consideration for your entering into this Letter Agreement, the Company will (i) increase the principal amount of each Note issued in the Offering by 30%, in the form of Amended and Restated Note, attached hereto as Exhibit A; and (ii) file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 on or prior to July 15, 2019.

By your execution below, this Letter Agreement shall serve as written confirmation that you agree to permit the Company to consummate and issue securities pursuant to the New Offering and that you have waived the Waiver Items defined above.

Further, by your execution below, each Investor acknowledges and agrees to the following: (i) for its role as lead investor and facilitator of the Offering and negotiating the terms of this Letter Agreement, the Company shall (A) issue to Cavalry Fund I LP warrants to purchase 50,000 shares of the Company’s common stock exercisable on or after October 1, 2019 for a term of three (3) years from such date at an exercise price of $0.75 per share in the form substantially the same as the Warrants issued to you in the Offering and agree to waive compliance with Section 4.13 of the Securities Purchase Agreement with respect to the foregoing (B) pay $5,000 to Cavalry Fund I LP for legal expenses related to the review of this Letter Agreement and amended Note; and (ii) commencing the date hereof, you will not offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, the Notes and Warrants and any shares of the Company’s common stock underlying the Notes and Warrants until the earlier of (a) the Company’s listing on a national securities exchange or (b) October 1, 2019.

This Letter Agreement and any and all exhibits hereto contain the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. This Letter Agreement shall be governed and have exclusive jurisdiction as provided under Section 5.10 in the Note. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. By your execution below, you are confirming that you have had the opportunity to review this Letter Agreement with your counsel

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

ESPORTS ENTERTAINMENT GROUP, INC.

By:
Name:	Grant Johnson
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

INVESTOR:

For Individuals	For Entities

Name of Investor	Name of Investor

Signature of Investor	Signature of Authorized Person

Print Name of Authorized Person

Print Title of Authorized Person

Exhibit A